EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
Youbet.com, Inc.
Woodland Hills, California
We consent to the incorporation by reference in the registration statements of Youbet.com, Inc. on Forms S-3 (File Nos. 333-126131 and 333-39488) and on Forms S-8 (File Nos. 333-137061, 333-125576, 333-114390 and 333-88047) of our reports dated March 28, 2008, except for the effects of the matters discussed in Note 2 to the consolidated financial statements, as to which the date is July 28, 2008, included in this amended Annual Report on Form 10-K/A, on the consolidated financial statements of Youbet.com, Inc. and Subsidiaries as of December 31, 2007 (as restated) and 2006, and for each of the three years ended December 31, 2007 (as restated), 2006 and 2005, and on the effectiveness of internal control over financial reporting as of December 31, 2007.
PIERCY BOWLER TAYLOR & KERN

/s/ Piercy, Bowler, Taylor & Kern
Certified Public Accountants
Las Vegas, Nevada
July 28, 2008